EXHIBIT 21.1
SUBSIDIARIES OF BHTC VI, INC.

Name of Subsidiary	Jurisdiction

Athersys, Inc.	Delaware
Advanced Biotherapeutics, Inc.	Delaware
Athersys Limited	United Kingdom
ReGenesys LLC	Delaware
ReGenesys BVBA	Belgium
Athersys-Singapore PTE, LTD	Singapore
Oculus Pharmaceuticals, Inc. (50% ownership)	Delaware